Exhibit (h)(1)(A)(ii)

AMENDED SCHEDULE A

Dated July 21, 2026

To the

Master Services Agreement

Dated July 24, 2018

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Fund Portfolio(s) (by fiscal year end)

Fund	Fiscal Year End
HVIA Equity Fund	February 28
Blueprint Adaptive Growth Allocation Fund	February 28
Nia Impact Solutions Fund	February 28
Adler Value Fund	May 31
Evolutionary Tree Innovators Fund	May 31
Wavelength Fund	May 31
Blue Current Global Dividend Fund	August 31
Marshfield Concentrated Opportunity Fund	August 31
Meehan Focus Fund	August 31
Westwood Alternative Income Fund	October 31
Westwood Multi-Asset Income Fund	October 31
Westwood Income Opportunity Fund	October 31
Westwood Quality Value Fund	October 31
Westwood Quality SmallCap Fund	October 31
Westwood Quality SMidCap Fund	October 31
Westwood Broadmark Tactical Plus Fund	October 31
Westwood Broadmark Tactical Growth Fund	October 31
Westwood Real Estate Income Fund	October 31
Westwood Salient MLP & Energy Infrastructure Fund	October 31
Lyrical International Value Equity Fund	November 30
Lyrical U.S. Value Equity Fund	November 30
Q3 All-Season Systematic Opportunities Fund	November 30
Q3 All-Season Tactical Advantage Fund	November 30
Q3 All-Season Total Return Fund	November 30

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The parties duly executed this Amendment as of July 21, 2026.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC
By:	/s/ Todd E. Heim	By:	/s/ Gary Tenkman
Name:	Todd E. Heim	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

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